Exhibit 10.1

LANCE, INC.

2003 Annual Performance Incentive Plan for Officers

Purposes and Introduction	The primary purposes of the 2003 Annual Performance Incentive Plan for Officers are to:

•	Motivate behaviors that lead to the successful achievement of specific sales, financial and operations goals that support Lance’s stated business strategy.

•	Emphasize link between participants’ performance and rewards for meeting predetermined, specific goals.

•	Improve the competitiveness of total cash pay opportunities.

•	Help establish performance orientation at Lance and communicate to employees that greater responsibility carries greater rewards because more pay is “at risk.”

For 2003, participants will be eligible to earn incentive awards based on Division operating profit, specified safety and performance objectives, individual performance objectives and the discretion of the Compensation Committee.

To achieve the maximum motivational impact, plan goals and the rewards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2003 Plan is approved by the Compensation Committee of the Board of Directors.

Each participant will be assigned a Target Incentive Award, stated as a percent of Base Salary. The Target Incentive Award, or a greater or lesser amount, will be earned at the end of the plan year based on the attainment of predetermined goals.

Following year-end, 100% of the awards earned will be payable to participants in cash.

Plan Year	The period over which performance will be measured is the Company’s fiscal year.

Eligibility and Participation	Eligibility in the Plan is limited to Officers of Lance who are key to Lance’s success. The Compensation Committee of the Board of Directors will review and approve participants nominated by the President and CEO. Participation in one year does not guarantee participation in a following year, but instead will be reevaluated and determined on an annual basis.

Participants in the Plan may not participate in any other annual incentive plan (e.g., sales incentives, etc.) offered by Lance or its affiliates. Attachment A includes the list of 2003 participants approved by the Compensation Committee at its July 14, 2003 meeting.

Target Incentive Awards	Each participant will be assigned a Target Incentive Award expressed as a percentage of his or her Base Salary. Participants may be assigned Target Incentive Awards by position by salary level or based on other factors as determined by the President and CEO.

Target Incentive Awards will be reevaluated at least every other year, if not annually. If the job duties of a position change during the year, or Base Salary is increased significantly, the Target Incentive Award shall be revised as appropriate.

Attachment A lists the Target Incentive Award for each participant for the 2003 Plan Year. These Awards will be reviewed and adjusted annually by the Compensation Committee. Target Incentive Awards will be communicated to each participant as close to the beginning of the year as practicable, in writing. Final awards will be calculated by multiplying each participant’s Target Incentive Award by the appropriate percentage (based on financial and individual performance for the year, as described below).

Individual Performance	Each Officer (other than those named in the last sentence of this paragraph and the first sentence of the next paragraph) will receive 100% of his or her Incentive Award based on the discretion of the Compensation Committee. Division Presidents, who are Officers, will receive 25% to 65% of the Incentive Award based on the operating profit of his or her Division or other Division for which he or she is responsible.

Performance Measures and Weightings	The 2003 financial performance measure for the President of Vista Bakery, Inc. will be 90% Divisions operating profit and 10% Divisions safety. Specific goals and related payouts are shown below.

2003 Goals and Related Payouts

Payout as Percent
Performance Measure	Goal	of Target Award

Vista Operating Profit

Minimum	2003 Annual Operating Profit: $*	25% (if met at minimum) If minimum is not met, no payouts will be earned

Intermediate	2003 Annual Operating Profit: $*	50% (if met at intermediate)

Target	2003 Annual Operating Profit: $*	100% (if met at Target)

Maximum	2003 Annual Operating Profit: $*	200% (if met at maximum)

Tamming Operating Profit

Minimum	2003 Annual Operating Profit: $ *	25% (if met at minimum) If minimum is not met, no payouts will be earned

Intermediate	2003 Annual Operating Profit: $*	75% (if met at intermediate)

Target	2003 Annual Operating Profit: $*	100% (if met at Target)

Maximum	2003 Annual Operating Profit: $*	200% (if met at maximum)

[*Targets not required to be disclosed.]

Percent of payout will be determined on a straight line basis between minimum and maximum. There will be no payouts based on operating profit unless the minimum operating profit is reached. The performance measures, specific numerical goals and the role of individual performance in determining final payouts will be communicated to each participant at the beginning of the year. Final performance awards will be calculated after the Compensation Committee has reviewed the Company’s audited financial statements for 2003 and determined the performance level achieved.

Minimum, Intermediate, Target and Maximum levels will be defined at the beginning of each year for each performance measure.

The following definitions for the terms Maximum, Target, Intermediate and Minimum should help Lance set the goals for each year, as well as evaluate the payouts:

•	Maximum: Excellent; deserves an above-market bonus

•	Target: Normal or expected performance; deserves market level bonus

•	Intermediate: Intermediate level of performance deserving of mid-level bonus

•	Minimum: Lowest level of performance deserving payment above base salary; deserves below market bonus

•	Below minimum: Deserves no additional pay beyond base salary

Form and Timing of Payments	Final award payments will be made in cash as soon as practicable after award amounts are approved by the Compensation Committee of the Board of Directors. All awards will be rounded to the nearest $100.

Change In Status	In the event that a participant changes positions during the plan year, whether due to promotion, demotion or lateral move, at the discretion of the President and CEO, awards may be prorated for the year based on the length of time in each position.

An employee hired into an eligible position during the year may participate in the plan for the balance of the year on a pro rata basis.

Certain Terminations of Employment	In the event a participant voluntarily terminates employment or is terminated involuntarily before the end of the year, any award will be forfeited. In the event of death, permanent disability, or normal or early retirement, the award will be paid on a pro rata basis after the end of the plan year. Awards otherwise will be calculated on the same basis as for other participants, except that any adjustment for individual performance will be based on performance prior to the termination of employment.

Change In Control	In the event of a Change in Control, pro rata payouts will be made at the greater of (1) Target or (2) actual results for the year-to-date, based on the number of days in the plan year preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

For this purpose, a Change in Control is defined as when any person, corporation or other entity and its affiliates (excluding members of the Van Every Family and any trust, custodian or fiduciary for the benefit of any one or more members of the Van Every Family) acquires or contracts to acquire or otherwise controls in excess of 35% of the then outstanding equity securities of the Company. For the purposes of this plan, the Van Every Family shall mean the lineal descendants of Salem A. Van Every, Sr., whether by blood or adoption, and their spouses.

Withholding	The Company shall withhold from award payments any Federal, foreign, state, or local income or other taxes required to be withheld.

Communications	Progress reports should be made to participants quarterly showing the year-to-date performance results and the percentage of Target awards that would be earned if results remain at that level for the entire year.

Executive Officers	Notwithstanding any provisions to the contrary above, participation, Target Incentive Awards and prorations for executive officers, including the President and CEO, shall be approved by the Compensation Committee.

Governance	The Compensation Committee of the Board of Directors of Lance, Inc. is ultimately responsible for the administration and governance of the Plan. Actions requiring Committee approval include final determination of plan eligibility and participation, identification of performance goals and final award determination. The decisions of the Committee shall be conclusive and binding on all participants.

Attachment A

Name	Title	Award	Target

P. A. Stroup, III	President & CEO	*%	$*

H. D. Fields	Vice President and President, Vista Bakery, Inc.	*%	$*

L. R. Gragnani, Jr.	Vice President - Information Technology/CIO	*%	$*

E. D. Leake	Vice President - Human Resources	*%	$*

B. C. Preslar	Vice President - Finance/CFO	*%	$*

F. I. Lewis	Vice President - Sales	*%	$*

D. R. Perzinski	Treasurer	*%	$*

M. E. Wicklund	Controller and Assistant Secretary	*%	$*

[*Target awards omitted for participants as targets not required to be disclosed.]